Exhibit 10.2





                          SUMMARY OF MATERIAL TERMS OF
                             FOUR OAKS FINCORP INC.
                                 2008 BONUS PLAN



The Company's 2008 Bonus Plan (the "Plan") is a compensatory plan, which is designed to align the interests of the Company's named executive officers with the interests of its stockholders by linking bonus amounts directly to Company performance. Named executive officers are eligible to receive cash bonuses under the Plan based on the Company's (i) fee income, (ii) average loan balances,
(iii) average deposit balances, (iv) net interest spread and (v) net income. Targets for these five areas have been set for fiscal 2008, and the Company's named executive officers will be eligible for bonuses based on four tier target levels set by the Company's Compensation Committee. Actual bonus payments, if any, will therefore vary depending on the Company's actual fee income, average loan balance, average deposit balance, net interest spread and net income at the end of fiscal 2008. In addition, the Compensation Committee has the discretion to award cash bonuses or otherwise increase, reduce or eliminate cash bonuses that would otherwise be payable under the Plan in its sole discretion.